Exhibit 10.2

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Notice of Stock Option Award

Pursuant to the Alimera Sciences, Inc. 2024 Equity Inducement Plan (the “Inducement Plan”), Alimera Sciences, Inc. (the “Company”) hereby grants you the following option (the “Option”) to purchase shares of the Company’s common stock (the “Common Shares”), subject to the terms and conditions set forth in this Notice of Stock Option Award (this “Award Notice”), in the Stock Option Agreement (the “Agreement”) and in the Inducement Plan,  both of which are attached to, and made a part of, this Award Notice:

Name of Participant:	«Name»
Total Number of Common Shares Subject to Option:	«TotalShares»
Type of Option:	NSO
Exercise Price per Common Share:	«PricePerShare»
Date of Grant:	«DateGrant»
Expiration Date:	«ExpDate» or earlier as set forth in the Agreement.
Vesting Commencement Date:	«VestDate»
Vesting Schedule:

The Option will vest and become exercisable with respect to the first «Percent»% of the Common Shares subject to this Option when you complete «Period» months of continuous service with the Company (“Service”) as a Service Provider beginning on the Vesting Commencement Date. The Option will vest and become exercisable with respect to an additional «Percent»% of the Common Shares subject to this Option for each additional month of continuous Service that you complete thereafter.

Accelerated Vesting:

Subject to your timely execution and non-revocation of the Release (as such term is defined in your employment agreement), the extent to which you may purchase Common Shares under the Option may be accelerated in the following circumstances:

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if your Service is terminated by the Company without Cause or if you resign for Good Reason (as such terms are defined in your employment agreement), then the Option, to the extent outstanding and unvested, will become immediately vested and exercisable with respect to the portion of the Option that would have become vested and exercisable as if you had remained in continuous Service with the Company or other Service Recipient (as defined in the Agreement) through the date that is twelve (12) months following your termination of Service;

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in the event that any transaction resulting in a Change in Control occurs, and within three (3) months prior to the Change in Control, on the Change in Control, or within twelve (12) months after the Change in Control, your Service is terminated by the Company without Cause or if you resign for Good Reason, then 100% of the then-unvested portion of the Option will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control; or

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in the event of a termination of your Service due to your Disability (as such term is defined in your employment agreement) or your death, then 100% of the then-unvested portion of the Option will become vested and exercisable as of immediately before the effective time of, and contingent upon, the Change in Control.
Post-Termination Exercise Period:

The Option will be exercisable for three (3) months after you cease to be a Service Provider, unless such termination is due to your death or Disability, in which case the  Option will be exercisable for twelve (12) months after the date of your death or six (6) months after your Disability, as applicable. Notwithstanding the foregoing, in no event may the Option be exercised after the Expiration Date as provided above and may be subject to earlier termination as provided in the Agreement.

This Option is not intended to be an “incentive stock option” under Section 422 of the Code. For the avoidance of doubt, this Award is not issued under the Company’s 2023 Equity Incentive Plan.  This Award is granted to you in connection with your entry into employment with the Company and is an inducement material to your entry into employment within the meaning of Listing Rule 5635(c)(4). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Inducement Plan.

The Company may, in its sole discretion, deliver any documents relating to the Inducement Plan and this  Option that the Company is required to deliver to you (including, without limitation, prospectuses, annual reports and proxy statements) by email or other electronic means (including by posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Inducement Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

You acknowledge that you have received and read this Award Notice, the Agreement, and the Inducement Plan.  By electronically accepting this Award, you agree to all of the terms and conditions described in this Award Notice,  the Agreement, and the Inducement Plan.

Alimera Sciences, Inc.

2024 Equity Inducement Plan

Stock Option Agreement

Award of Option

Subject to all of the terms and conditions set forth in the Inducement Plan, the Award Notice, and this Agreement, the Company has granted you the Option to purchase up to the total number of Common Shares specified in the Award Notice at the Exercise Price indicated therein.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Award Notice, or the Inducement Plan.

Tax Treatment	The Option is intended to be an NSO.
Vesting

Subject to the paragraph below (Termination of Service), the Option vests and becomes exercisable in accordance with the vesting schedule set forth in the Award Notice.

In no event will the Option vest or become exercisable for additional Common Shares after your Service has terminated for any reason, unless expressly provided herein or in the Inducement Plan.

Term of Option

The Option expires in any event at the close of business at Company headquarters on the Expiration Date, which is the 10th anniversary of the Date of Grant, as shown in the Award Notice. This option will expire earlier if your Service terminates earlier, as described below, or in connection with certain corporate transactions as described in Article 9 of the Inducement Plan.

Termination of Service

If your Service terminates for any reason, the Option will terminate to the extent it is unvested as of the date on which you cease to be a Service Provider (the “Termination Date”). Service during only a portion of a vesting period shall not entitle you to vest in a pro-rata portion of the Option.

For purposes of the Option, your Service will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are a Service Provider or the terms of your employment or other Service agreement, if any) as of the Termination Date and will not be extended by any notice period (e.g., your Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are a Service Provider). The Administrator shall have exclusive discretion to determine when your Service terminates for all purposes of the Option (including when you are no longer considered to be providing Service while on leave of absence), subject to the other terms of this Agreement.

Unless otherwise expressly provided herein, in the Inducement Plan, or determined by the Administrator pursuant to the terms of the Inducement Plan, (i) your right to vest in the Option, if any, will terminate as of the Termination Date, and (ii) any applicable Post-Termination Exercise Period (as set forth in the Award Notice) during which you may exercise the then-vested portion of the Option will commence on the Termination Date.

Leaves of Absence and Part-Time Work

For purposes of the Option, your Service does not terminate when you go on a military leave, a medical leave, or another bona fide leave of absence, if the leave was approved in writing by the Company or, if applicable, by a Parent, Subsidiary or Affiliate to which you are rendering Service (each, a “Service Recipient”, and collectively with the Company, the “Service Recipients”), and if continued crediting of Service is required by applicable law, the Service Recipient’s leave of absence policy, or the terms of your leave. However, your Service terminates when the approved leave ends, unless you return to active work immediately upon the end of such leave.

If you go on a leave of absence, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, the Administrator may adjust the vesting schedule specified in the Award Notice in accordance with the Service Recipient’s part-time work policy, the terms of your agreement with the Company with respect to such part-time schedule, or so that the rate of vesting is commensurate with your reduced work schedule, as applicable, to the extent permitted by applicable law.

Notice of Exercise

To exercise the Option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many Common Shares you wish to purchase. The notice will be effective when the Company receives it. If someone else wants to exercise the Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so. You may only exercise the Option for whole shares.

Method of Payment

When you submit your Notice of Exercise, you must make arrangements for the payment of the Exercise Price for the Common Shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

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By wire transfer or immediately available funds.

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By delivering to the Company a personal check, a cashier’s check or a money order.

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By giving to a securities broker approved by the Company irrevocable directions to sell all or part of the Common Shares subject to the Option and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the aggregate Exercise Price and any Tax-Related Items (as defined below). The balance of the sale proceeds, if any, will be delivered to you. The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

The Administrator may permit other forms of payment in its discretion to the extent permitted by the Inducement Plan.

No Voting Rights or Dividends

Your Option carries neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your Option is exercised and Common Shares are issued to you in accordance with this Agreement and the Inducement Plan.

Tax-Related Items

The Option is intended to be exempt from the application of Section 409A and shall be administered and interpreted in a manner that complies with such exception. Notwithstanding the foregoing, regardless of any action the Service Recipient takes with respect to the Option or to any or all income tax, social insurance, payroll tax, or other tax-related items related to the Option, your participation in the Inducement Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility. You further acknowledge that the Service Recipient (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of Common Shares upon exercise of the Option, the subsequent sale of Common Shares acquired pursuant to such exercise, and the receipt of any dividends and/or any dividend equivalents; and (2) does not commit to, and is under no obligation to, structure the terms of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Neither the Service Recipient nor the Administrator shall have any liability to you if this Option fails to achieve its intended characterization under applicable tax law, including but not limited to, Section 409A or any state law equivalent. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Service Recipient may be required to withhold or account for Tax-Related Items in each such jurisdiction.

Withholding Taxes

You may not exercise the Option unless you make arrangements acceptable to the Service Recipient to pay any Tax-Related Items that the Service Recipient determines must be paid. These arrangements include payment in cash or via the same-day sale procedure described above. With the Company’s consent, these arrangements may also include (a) withholding Common Shares that otherwise would be issued to you when you exercise the Option with a value equal to your withholding obligation, (b) surrendering Common Shares that you previously acquired with a value equal to the withholding taxes, or (c) withholding cash from other compensation to the extent permitted under applicable law. The withheld or surrendered Common Shares will be valued at their Fair Market Value as of the date when taxes otherwise would have been withheld in cash, and will be applied to the Tax-Related Items.

Restrictions on Exercise / Compliance with Law

Notwithstanding any other provision in the Inducement Plan or this Agreement, the Company will not permit you to exercise the Option if the exercise of the Option and the issuance of Common Shares at that time would violate any applicable law or regulation, unless there is an available exemption from registration, qualification or other legal requirement applicable to the Common Shares underlying the Option, as determined by the Administrator.

Transfer of Option

Prior to your death, only you may exercise the Option. The Option may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by  will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of the Option in violation of this Agreement will be invalid.  You may, however, dispose of the Option in your will or by means of a written beneficiary designation (as set forth in the Inducement Plan and to the extent such beneficiary designation is valid under applicable law), which must be filed with the Company on the proper form; provided, however, that your beneficiary or a representative of your estate (as applicable) acknowledges and agrees in writing in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Inducement Plan as if such beneficiary or representative of the estate were you.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest (if any) in the Option in any other way.

Further Acknowledgments

By accepting the Option, you acknowledge, understand and agree that: (a) the grant of the Option is exceptional, voluntary and intended as an employment inducement award as set forth in the Award Notice; (b) this Agreement does not alter the at-will nature of your Service relationship; (c) this Agreement does not interfere with the ability of the Company to terminate your status as an Employee or other Service Provider; and (d) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of your Service.

Adjustments

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Common Shares covered by the Option and the Exercise Price will be adjusted pursuant to the Inducement Plan.

Effect of a Change in Control Transaction	In the event of a Change in Control transaction, the Option will be subject to the provisions of Article 9.3 of the Inducement Plan.
Recoupment Policy	The Option, and the Common Shares acquired upon exercise of the Option, shall be subject to any Company recoupment or clawback policy in effect from time to time.
No Advice Regarding Award

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Inducement Plan. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Inducement Plan before taking any action related to the Option.

Governing Law; Venue

This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you and the Company agree to submit and consent to the sole and exclusive jurisdiction of the courts of the State of Georgia, or the federal courts for Fulton County, Georgia, and no other courts, regardless of where the Award was made.

Severability

The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver

You acknowledge that a waiver by the Company of a breach of any provision of this Agreement or the Inducement Plan shall not operate or be construed as a waiver of any other provision of this Agreement or the Inducement Plan, or of any subsequent breach by you or any other Participant.

Notices

Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as you may subsequently furnish to the Company in writing.

The Inducement Plan and Other Agreements

The text of the Inducement Plan is incorporated in this Agreement by reference.

The Inducement Plan, this Agreement, and the Award Notice constitute the entire understanding between you and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded hereby. Except to the extent permitted under the Inducement Plan, this Agreement may be amended only by another written agreement executed by you and the Company.

BY ELECTRONICALLY ACCEPTING THIS OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT, IN THE AWARD NOTICE, AND IN THE INDUCEMENT PLAN.